                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (c) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. _________)1


                              SOFTNET SYSTEMS, INC.
                     --------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER share
                     --------------------------------------
                         (Title of Class of Securities)


                                    833964109
                     --------------------------------------
                                 (CUSIP Number)


                                 APRIL 12, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)

               [X] Rule 13d-1(c)

               [ ] Rule 13d-1(d)






---------
        1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
-----------------------------------------------------------------------------------------------

        CUSIP NO. 833964109                   13G                    Page 2 of 5 Pages
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Hector R. Gonzalez
-----------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                           (a)     [ ]
                                                                                   (b)     [X]
-----------------------------------------------------------------------------------------------
3       SEC USE ONLY
-----------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Puerto Rico
-----------------------------------------------------------------------------------------------

           Number of              5    SOLE VOTING POWER
             Shares                    660,000
          Beneficially
            Owned by              -------------------------------------------------------------
              Each
           Reporting              6    SHARED VOTING POWER
          Person with                  0

                                  -------------------------------------------------------------

                                  7    SOLE DISPOSITIVE POWER
                                       660,000
                                  -------------------------------------------------------------

                                  8    SHARED DISPOSITIVE POWER
                                       0

-----------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        660,000

-----------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES               [ ]

-----------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        5.97%
-----------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------------------------------


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  CUSIP NO. 833964109                  13G                   Page 3 of 5 Pages
-------------------------------------------------------------------------------

ITEM 1(A).     NAME OF ISSUER:

               SoftNet Systems, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               650 Townsend Street, San Francisco, California 94103

ITEM 2(A).     NAME OF PERSON FILING:

               Hector R. Gonzalez

ITEM 2(B).     ADDRESS OF PRINCIPAL OFFICE, OR IF NONE, RESIDENCE:

               c/o Teleponce Cable TV, Inc.
               X-1 Vayas Torres
               Mercedita, Puerto Rico 00735

ITEM 2(C).     CITIZENSHIP:

               Puerto Rico

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share.

ITEM 2(E).     CUSIP NUMBER:

               833964109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)    [ ] Broker or dealer registered under Section 15 of the Exchange
                   Act.
        (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
        (c)    [ ] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.
        (d)    [ ] Investment company registered under Section 8 of the
                   Investment Company Act.
        (e)    [ ] An investment adviser in accordance with
                   Rule 13d-1(b)(1)(ii)(E).
        (f)    [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)    [ ] A parent holding company or control person in accordance with Rule

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  CUSIP NO. 833964109                  13G                   Page 4 of 5 Pages
-------------------------------------------------------------------------------


                   13d-1(b)(1)(ii)(G).
        (h)    [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act.
        (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
        (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4. OWNERSHIP:

               (a)    Amount Beneficially Owned: 660,000
               (b)    Percent of Class: 5.97%
               (c)    Number of shares as to which such person has:
                      (i)   sole power to vote or to direct the vote: 660,000
                      (ii)  shared power to vote or to direct the vote: 0
                      (iii) sole power to dispose or to direct the disposition
                            of: 660,000
                      (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable.


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  CUSIP NO. 833964109                  13G                   Page 5 of 5 Pages
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.



                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       4/22/99
                                              ------------------------
                                                        (Date)



                                               /s/ Hector R. Gonzalez
                                              ------------------------
                                                     (Signature)


                                                 Hector R. Gonzalez
                                              ------------------------
                                                    (Name/Title)